BJ’s Wholesale Club Holdings, Inc. Announces Change to Board of Directors

WESTBOROUGH, Mass. (April 15, 2020) - BJ’s Wholesale Club, Inc. (NYSE: BJ) (the “Company” or “BJ’s”), a leading operator of membership warehouse clubs in the Eastern United States, announced today that Jonathan A. Seiffer informed the Company’s Board of Directors (the “Board”) that he will resign from the Board at the end of his current term and, accordingly, will not stand for re-election at the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”).

“On behalf of our Board of Directors and senior management, I would like to thank Jon for his dedication and contributions to our company over the last nine years,” said Christopher J. Baldwin, Executive Chairman of the Company. “Jon’s extensive business and leadership experience played a pivotal role in driving BJ’s transformation.”

Mr. Seiffer is a Senior Partner at Leonard Green and has served as a director of the Company since 2011.

Mr. Seiffer’s current term as director will expire as of the date of the Annual Meeting, which is scheduled for June 18, 2020. Following the Annual Meeting, the Company’s Board of Directors will be comprised of nine directors and will no longer include directors from the Company’s former private-equity sponsors.

About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 218 clubs and 145 BJ's Gas® locations in 17 states.

Media Contact:
Kristy Houston
Senior Director, Corporate Communications
(774) 512 - 5086
khouston@bjs.com

Investor Contact:
Faten Freiha
Vice President, Investor Relations
(774) 512 - 6320
ffreiha@bjs.com